Exhibit 5.1

September 1, 2023

Brookfield Asset Management Ltd.

Suite 100, Brookfield Place, 181 Bay Street

Toronto, Ontario, Canada M5J 2T3

Ladies and Gentlemen:

We have acted as British Columbia legal counsel to Brookfield Asset Management Ltd., a corporation organized under the laws of British Columbia (the “Corporation”), in connection with the proposed issue of class A limited voting shares of the Corporation (the “Class A Stock”) pursuant to the terms of an Agreement and Plan of Merger dated July 4, 2023 (the “Merger Agreement”) among American Equity Investment Life Holdings Company (“AEL”), Brookfield Reinsurance Ltd. (“Reinsurance”), Arches Merger Sub Inc. (“Arches”) and the Corporation. Under the Merger Agreement, Arches will be merged with and into AEL (the “Merger”), with AEL surviving the Merger as an indirect, wholly-owned subsidiary of Reinsurance. Pursuant to the Merger Agreement, the shareholders of AEL will receive (i) a cash payment and (ii) a number of fully paid and non-assessable shares of Class A Stock equal to the Exchange Ratio (as defined in the Merger Agreement) (the “Class A Stock Consideration”), in each case, subject to certain adjustments as described in the Merger Agreement.

For the purposes of this opinion, we have examined and relied upon, amongst other things, the following:

(a)

a registration statement on Form F-4 (as amended and supplemented, the “Registration Statement”), filed by the Corporation with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), relating to, among other matters, the registration of the Class A Stock Consideration under the Act;

(b)	the Merger Agreement;

(c)	a share purchase agreement among the Corporation, Reinsurance, and Brookfield Corporation dated July 4, 2023 (together with the Merger Agreement, the “Transaction Agreements”);

(d)	the Corporation’s Notice of Articles and the Corporation’s Articles, each as amended to date;

(e)	resolutions of the Board of Directors of the Corporation that relate, among other things, to the approval of the Transaction Agreements and the actions to be taken in connection with the Merger;

(f)	resolutions of the Board of Directors of the Corporation that relate, among other things, to the approval of the Registration Statement; and

(g)

such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Corporation as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

Based upon the foregoing, we are of the opinion that the issue of the Class A Stock Consideration pursuant to the Transaction Agreements has been duly authorized by all necessary corporate action by the Corporation, and the Class A Stock Consideration, when issued and delivered against payment therefor as contemplated in the Transaction Agreements, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

We are qualified to practice law in the Province of British Columbia and we do not purport to be experts on the law of any other jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ McMillan LLP